Exhibit 99.4
The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED   , 202
[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE RIGHTS OFFERINGS](1)
[PRELIMINARY] PROSPECTUS SUPPLEMENT
(To Prospectus dated    , 202  )

Up to      Shares of
Common Stock
Issuable Upon
Exercise of Rights to Subscribe for Such Shares
We (the “Company”) are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”). Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve this investment objective primarily through investments in debt securities of middle-market companies as well as small businesses. Our primary investment focus is investing in and originating leveraged loans to performing middle-market companies as well as small businesses.
Tennenbaum Capital Partners, LLC (the “Advisor”) serves as our investment advisor. Our Advisor is a wholly-owned, indirect subsidiary of BlackRock, Inc. (together with its subsidiaries, “BlackRock”). BlackRock is a leading publicly traded investment management firm, with approximately $    of assets under management as of    , 202  . Series H of SVOF/MM, LLC, an affiliate of our Advisor, provides the administrative services necessary for us to operate.
We are issuing [transferable/non-transferable] rights to our stockholders of record, or record date stockholders, as of 5:00 p.m., New York City time, on , 202 , or the record date. The rights entitle holders of rights, or rights holders, to subscribe for an aggregate of up to shares of our common stock. Record date stockholders will receive one right for each shares of common stock owned on the record date. The rights entitle the holder to purchase one new share of common stock for every right held, which we refer to as the basic subscription right[, and record date stockholders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and pro rata allocation, for additional shares that remain unsubscribed as a result of any unexercised rights.][ In addition, any non-record date stockholder who exercises rights will be entitled to subscribe, subject to certain limitations and pro rata allocation, for any remaining shares that are not otherwise subscribed for by record date stockholders.]
See “Underwriting” beginning on page S-   of this prospectus supplement for more information regarding this offering. The net asset value of our common stock on    , 202  (the last date prior to the date of this prospectus supplement on which net asset value was determined) was $    per share. Our common stock is traded on The Nasdaq Global Select Market under the symbol “TCPC.” [The rights are transferable and will be listed on under the symbol “    “] The last reported closing price for our common stock on   , 202  was $    per share [($   on an as adjusted basis solely to give effect to our distribution with a record date of    , 202  , our issuance of common stock on   , 202  in connection with our dividend reinvestment plan, and our sale of shares of common stock during the period from    , 202  through    , 202  (with settlement dates of    , 202  through    , 202  ))].
The subscription price per share will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, stockholders who elect to exercise their rights will not know the subscription price per share at the time they exercise such rights. The rights will expire if they are not exercised by 5:00 p.m., New York City time, on    , 202 , the expiration date of this offering, unless extended. We, in our sole discretion, may extend the period for exercising the rights. You will have no right to rescind your subscription after receipt of your payment of the estimated subscription price or a notice of guaranteed delivery except as described in this prospectus supplement or accompanying prospectus.
This offering will dilute the ownership interest and voting power of the common stock owned by stockholders who do not fully exercise their subscription rights. Stockholders who do not fully exercise their subscription rights should expect, upon completion of the offering, to own a smaller proportional interest in us than before the offering. Further, if the net proceeds per share from the offering are at a discount to our net asset value per share, this offering will reduce our net asset value per share.
You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our securities. We may not sell any securities through agents, underwriters or dealers without delivery of the prospectus and a prospectus supplement describing the method and terms of the offering of such securities.
This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our exercisable rights. Please read it carefully before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). We maintain a website at http://www.tcpcapital.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. You may also obtain free copies of our annual and quarterly reports and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. The SEC maintains a website at http://www.sec.gov where such information is available without charge upon request. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.
The debt securities in which we typically invest are either rated below investment grade by independent rating agencies or would be rated below investment grade if such securities were rated by rating agencies. Below investment grade securities, which are often referred to as “hybrid securities,” “junk bonds” or “leveraged loans” are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may be illiquid and difficult to value and typically do not require repayment of principal prior to maturity, which potentially heightens the risk that we may lose all or part of our investment. In addition, a majority of the Company’s debt investments include interest reset provisions that may make it more difficult for the borrowers to make debt repayments to the Company if the reset provision has the effect of increasing the applicable interest rate.
Shares of closed-end investment companies, including business development companies, frequently trade at a discount from their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in the offerings. Investing in our common stock involves a high degree of risk, including credit risk and the risk of the use of leverage. Before buying any of our securities, you should read the discussion of the material risks of investing in the Company in “Risks” beginning on page S-7 of this prospectus supplement and on page   of the accompanying prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Estimated Subscription Price(1)	$	$
Underwriting Discount(2)	$	$
Proceeds, before expenses, to the Company(3)	$	$
(1)	Estimated on the basis of [describe means of computing subscription price].
(2)
In connection with this offering, , the dealer managers for this offering, will receive a fee for financial advisory, marketing and soliciting services equal to    % of the estimated subscription price per share for each share issued pursuant to the exercise of rights. We have also agreed to reimburse the dealer managers an aggregate of up to $    for their expenses incurred in connection with the offering.

(3)
We estimate that we will incur expenses of approximately $    ($   per share) in connection with this offering. Such expenses will be borne by us. Stockholders will indirectly bear such expenses, which will reduce the net asset value per share of the shares purchased by investors in this offering. Net proceeds, after expenses and sales load, will be approximately $    ($   per share).

Prospectus Supplement dated    , 202 1
1
In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
In addition to factors previously identified elsewhere in this prospectus supplement and the accompanying prospectus, including the “Risks” section of this prospectus supplement and the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•	our, or our portfolio companies’, future business, operations, operating results or prospects;
•	the return or impact of current and future investments;
•	the impact of a protracted decline in the liquidity of credit markets on our business;
•	the impact of fluctuations in interest rates on our business;
•	the impact of changes in laws or regulations governing our operations or the operations of our portfolio companies;
•	our contractual arrangements and relationships with third parties;
•	the general economy and its impact on the industries in which we invest;
•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;
•	our expected financings and investments;
•	the adequacy of our financing resources and working capital;
•	the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments;
•	the timing of cash flows, if any, from the operations of our portfolio companies;
•	the timing, form and amount of any dividend distributions; and
•	our ability to maintain our qualification as a regulated investment company and as a business development company.
This prospectus supplement and the accompanying prospectus contain, and other statements that we may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Statistical and market data used in this prospectus has been obtained from governmental and independent industry sources and publications. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Exchange Act is not available.
You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on
S-i

the front of this prospectus supplement and of the accompanying prospectus, respectively. Our business, financial condition and prospects may have changed since that date. To the extent required by applicable law, we will update this prospectus supplement and the accompanying prospectus during the offering period to reflect material changes to the disclosure herein. See also “Additional Information” in this prospectus supplement and the accompanying prospectus.
S-ii

S-iii

PROSPECTUS SUMMARY
This summary highlights some of the information in this prospectus supplement. This summary is not complete and may not contain all of the information that you may want to consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus, including “Risks.”
Throughout this prospectus supplement, unless the context otherwise requires, a reference to:
“Company,” “we,” “us” and “our” refer to Special Value Continuation Fund, LLC, a Delaware limited liability company, for the periods prior to the consummation of the Conversion (as defined below) described elsewhere in this prospectus and to BlackRock TCP Capital Corp., formerly known as TCP Capital Corp., for the periods after the consummation of the Conversion;
“SVCP” refers to Special Value Continuation Partners LLC, a Delaware limited liability company;
“TCPC Funding” refers to TCPC Funding I, LLC, a Delaware limited liability company;
“TCPC Funding II” refers to TCPC Funding II, LLC, a Delaware limited liability company;
The “TCPC SBIC” refers to TCPC SBIC, LP, a Delaware limited partnership;
The “Advisor” refers to Tennenbaum Capital Partners, LLC, a Delaware limited liability company and the investment manager; and
“Administrator” refers to Series H of SVOF/MM, LLC, a series of a Delaware limited liability company, an affiliate of the Advisor and administrator of the Company.
For simplicity, references in this prospectus supplement to the “Company,” “we,” “us” and “our” includes, where appropriate in the context, SVCP, TCPC Funding, TCPC Funding II and TCPC SBIC on a consolidated basis.
On April 2, 2012, we completed a conversion under which the Company succeeded to the business of Special Value Continuation Fund, LLC and its consolidated subsidiaries, and the members of Special Value Continuation Fund, LLC became stockholders of the Company. In this prospectus supplement, we refer to such transactions as the “Conversion.” Unless otherwise indicated, the disclosure in this prospectus supplement gives effect to the Conversion.
The Company
We are an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. We completed our initial public offering on April 10, 2012.
Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve our investment objective primarily through investments in debt securities of middle-market companies, which we typically define as those with enterprise values between $100 million and $1.5 billion as well as small businesses which meet the “small” enterprise definition of the rules and regulations of the Small Business Administration (the “SBA”). While we primarily focus on privately negotiated investments in debt of middle-market companies, we make investments of all kinds and at all levels of the capital structure, including in equity interests such as preferred or common stock and warrants or options received in connection with our debt investments. Our investment activities benefit from what we believe are the competitive advantages of the Advisor, including its diverse in-house skills, proprietary deal flow, and consistent and rigorous investment process focused on established, middle-market companies. We expect to generate returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments.
To achieve our investment objectives, we intend to focus on a subset of the broader investment strategies historically pursued by the Advisor. Our primary investment focus is the ongoing origination of and investments in leveraged loans of performing middle-market companies, building on the Advisor’s established track record of origination and participation in the original syndication of approximately $   billion of leveraged loans to companies since 1999, of which we invested over $   billion in    companies. For the purposes of this

prospectus supplement, the term “leveraged loans” refers to senior debt investments that rank ahead of subordinated debt and that generally have the benefit of security interests in the assets of the borrower. Our investments generally range from $10 million to $50 million per company, the size of which may grow over time in proportion with our capital base. We expect to generate current returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments. We often receive equity interests such as preferred or common stock and warrants or options in connection with our debt investments. From time to time we may also use other investment strategies, which are not our primary focus, to attempt to enhance the overall return of our portfolio. These investment strategies may include, but are not limited to, the purchase of discounted debt, opportunistic investments, and financial instruments to hedge currency or interest rate risk associated with our portfolio.
On April 22, 2014, our wholly-owned subsidiary, TCPC SBIC received a Small Business Investment Company (“SBIC”) license from the Small Business Administration (“SBA”). In anticipation of receiving an SBIC license, we have requested exemptive relief from the SEC to permit us to exclude the debt of TCPC SBIC guaranteed by the SBA from our 150% asset coverage test under the 1940 Act. Pursuant to the 150% asset coverage ratio limitation, we are permitted to borrow one dollar for every dollar we have in assets less all liabilities and indebtedness not represented by debt securities issued by us or loans obtained by us. For example, as of December 31, 202 , , we had approximately $    million in assets less all liabilities and indebtedness not represented by debt securities issued by us or loans obtained by us, which would permit us to borrow up to approximately $    million, notwithstanding other limitations on our borrowings pursuant to our Leverage Program.
If granted, the exemptive relief provides us with increased flexibility under the 150% asset coverage test by permitting TCPC SBIC to borrow up to $    million more than it would otherwise be able to absent the receipt of this exemptive relief. As a result, we, in effect, will be permitted to have a lower asset coverage ratio than the 150% asset coverage ratio limitation under the 1940 Act and, therefore, we can have more debt outstanding than assets to cover such debt. For example, we will be able to borrow up to $    million more than the approximately $million permitted under the 150% asset coverage ratio limit as of December 31, 202  .. For additional information on SBA regulations that affect our access to SBA-guaranteed debentures, see “Risk Factors - Risks Relating to Our Business - Our SBIC subsidiary is subject to SBA regulations, and any failure to comply with SBA regulations could have an adverse effect on our operations.”
The SBIC license allows TCPC SBIC to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a capital commitment by the SBA and other customary procedures. SBA-guaranteed debentures are non-recourse, interest only debentures with interest payable semi-annually and have a ten year maturity. The principal amount of SBA-guaranteed debentures is not required to be paid prior to maturity but may be prepaid at any time without penalty. The interest rate of SBA-guaranteed debentures is fixed on a semi-annual basis at a market-driven spread over U.S. Treasury Notes with 10-year maturities. The SBA, as a creditor, will have a superior claim to TCPC SBIC’s assets over our stockholders in the event we liquidate TCPC SBIC or the SBA exercises its remedies under the SBA-guaranteed debentures issued by TCPC SBIC upon an event of default.
Our investment activities are externally managed by the Advisor. Additionally, the Company expects that it will continue to seek to qualify as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code, or the Code.
As of    , 202 , we held investments in     portfolio companies. The aggregate fair value as of    , 202  of investments in these portfolio companies held on that date is approximately $    .. Our portfolio across all our interest-bearing investments had an annualized current yield of   % as of    , 202 . In addition to the annual stated interest rate, this figure includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes market discount, any prepayment and make-whole fee income, and any debt investments on non-accrual status.
Recent Developments
[Insert description of recent developments at time of offering.]

Company Information
Our administrative and executive offices are located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, and our telephone number is (310) 566-1094. The Advisor maintains a website at http://www.tennenbaumcapital.com. Information contained on this website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on the Advisor’s website to be part of this prospectus supplement or the accompanying prospectus.
For further information please see the “Prospectus Summary” in the accompanying prospectus.

PRICE RANGE OF COMMON STOCK
Our common stock began trading on April 5, 2012 and is currently traded on The Nasdaq Global Select Market under the symbol “TCPC.” The following table lists the high and low closing sale price for our common stock, the closing sale price as a premium (discount) to net asset value, or NAV, and quarterly distributions per share for the last two completed fiscal years and each quarter since the beginning of the current fiscal year.
		Stock Price		Premium (Discount) of High Sales Price to NAV(3)	Premium (Discount) of Low Sales Price to NAV(3)	Declared Distributions
	NAV(1)	High(2)	Low(2)
Fiscal year ended December 31, 2020
First Quarter	$11.76	$14.75	$4.40	9.8%	(17.9)%	$0.30
Second Quarter	12.21	10.82	5.22	5.3%	(3.3)%	0.30
Third Quarter	12.71	10.28	8.75	2.1%	(5.2)%	0.30
Fourth Quarter	13.24	12.37	9.22	—%	(8.2)%	0.30
Fiscal year ended December 31, 2021
First Quarter	$13.56	$14.89	$11.13	25.4%	(62.6)%	$0.36
Second Quarter	14.21	14.97	13.74	(11.4)%	(57.2)%	0.36
Third Quarter	14.09	14.39	13.36	(19.1)%	(31.2)%	0.30
Fourth Quarter	14.36	14.36	13.18	(6.6)%	(30.4)%	0.30
Fiscal year ended December 31, 2022
First Quarter	$14.27	$14.52	$14.28	1.7%	0.1%	$0.30
Second Quarter	13.97	12.66	12.29	(10.3)%	(13.7)%	0.30
Third Quarter (through September 22, 2022)	(4)	12.33	12.13	(4)	(4)	(5)
(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	The High/Low Stock Price is calculated as of the closing price on a given day in the applicable quarter.
(3)	Calculated as the respective High/Low Stock Price minus the quarter end NAV, divided by the quarter end NAV.
(4)	NAV has not yet been determined.
(5)	Dividend has not yet been declared for this period.

FEES AND EXPENSES
The following table is intended to assist you in understanding the costs and expenses that an investor in this offering will bear directly or indirectly. The expenses shown in the table under “Annual Expenses” (excluding incentive compensation payable under the investment management agreement) are based on amounts assuming an offering size of approximately     shares of our common stock at $     per share, which was the last reported closing price of our common stock on    , 202 . If the offering decreases in size, all other things being equal, these expenses would increase as a percentage of net assets attributable to our shares of common stock. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. The following table and example represent our best estimate of the fees and expenses that we expect to incur during the next twelve months.
Stockholder Transaction Expenses:
Sales Load (as a percentage of offering price)	%(1)
Offering Expenses (as a percentage of offering price)	—(2)
Dividend Reinvestment Plan Fees	%(3)
Total Stockholder Transaction Expenses (as a percentage of offering price)
Annual expenses (as a percentage of consolidated net assets attributable to common stock)(4):
Base Management Fees	%(5)
Incentive Compensation Payable Under the Investment Management Agreement (20% of ordinary income and capital gains)	%(6)
Interest Payments on Borrowed Funds	%(7)
Other Expenses (estimated)	%(8)
Total Annual Expenses	%
(1)	Represents the estimated dealer manager fee with respect to the rights to be sold by us in this offering.
(2)	Amount reflects estimated offering expenses of approximately $ and based on the rights offered in this offering at the public offering price of $ per right.
(3)	The expenses of the dividend reinvestment plan are included in “other expenses.” See “Dividend Reinvestment Plan”.
(4)	The “consolidated net assets attributable to common stock” used to calculate the percentages in this table is our average assets of $ for the year ended December 31, 202 .
(5)
The base management fee is calculated at an annual rate of 1.5% of our total assets (excluding cash and cash equivalents) payable quarterly in arrears; provided, however, that, effective as of February 9, 2019, the base management fee is calculated at an annual rate of 1.0% of our total assets (excluding cash and cash equivalents) that exceed an amount equal to 200% of the net asset value of the Company.. The percentage shown in the table, which assumes all capital and leverage is invested at the maximum level, is calculated by determining the ratio that the aggregate base management fee bears to our net assets attributable to common stock and not total assets. We make this conversion because all of our interest and preferred stock dividend payments are indirectly borne by our common stockholders. If we borrow money or issue preferred stock and invest the proceeds other than in cash and cash equivalents, our base management fees will increase. The base management fee for any partial quarter is appropriately pro-rated.

(6)
Under the then-existing investment management agreement and limited partnership agreement of SVCP (pursuant to which incentive compensation was distributed to SVCP’s general partner prior to January 1, 2018), no incentive compensation was incurred until after January 1, 2013.

Incentive Compensation pursuant to investment management agreements prior to February 9, 2019
The incentive compensation had two components, ordinary income and capital gains. Each component was payable or distributable quarterly in arrears (or upon termination of the Advisor as the investment manager or SVCP’s general partner as its general partner, as of the termination date) beginning January 1, 2013 and calculated as follows:
Each of the two components of incentive compensation was separately subject to a total return limitation. Thus, notwithstanding the following provisions, we were not obligated to pay or distribute any ordinary income incentive compensation or any capital gains incentive compensation if our cumulative total return did not exceed an 8% annual return on daily weighted average contributed common equity. If our cumulative annual total return was above 8%, the total cumulative incentive compensation we paid was not more than 20% of our cumulative total return, or, if lower, the amount of our cumulative total return that exceeded the 8% annual rate.
Subject to the above limitation, the ordinary income component was the amount, if positive, equal to 20% of the cumulative ordinary income before incentive compensation, less cumulative ordinary income incentive compensation previously paid or distributed.
Subject to the above limitation, the capital gains component was the amount, if positive, equal to 20% of the cumulative realized capital gains (computed net of cumulative realized losses and cumulative net unrealized capital depreciation), less cumulative capital gains incentive compensation previously paid or distributed. For assets held on January 1, 2013, capital gain, loss and depreciation are measured on an asset by asset basis against the value thereof as of December 31, 2012. The capital gains component was paid or distributed in full prior to payment or distribution of the ordinary income component.
Incentive Compensation pursuant to the current investment management agreement
Under the current investment management agreement, dated February 9, 2019, the incentive compensation equals the sum of (1) 20% of all ordinary income since January 1, 2013 through February 8, 2019 and 17.5% thereafter and (2) 20% of all net realized capital gains (net of any net unrealized capital depreciation) since January 1, 2013 through February 8, 2019 and 17.5% thereafter, less ordinary income incentive compensation and capital gains incentive compensation previously paid. However, incentive compensation will only be paid to the extent the cumulative total return of the Company after incentive compensation and including such payment would equal or exceed a 7% annual return on daily weighted average contributed common equity. The incentive compensation is payable quarterly in arrears (or upon termination of the Advisor as the investment manager, as of the termination date).
For assets held on January 1, 2013, capital gain, loss and depreciation are measured on an asset by asset basis against the value thereof as of December 31, 2012. The capital gains component is paid or distributed in full prior to payment or distribution of the ordinary income component.
(7)
“Interest Payments on Borrowed Funds” represents interest and fees estimated to be accrued on the SVCP Credit Facility and TCPC Funding Facility II and amortization of debt issuance costs, and assumes the SVCP Credit Facility and TCPC Funding Facility II are fully drawn (subject to asset coverage limitations under the 1940 Act) and that the interest rate on the debt issued (i) under the SVCP Credit Facility is the rate in effect as of   , 202  , which was   % and (ii) under the TCPC Funding Facility II is the rate in effect as of   , 202  , which was   %. “Interest Payments on Borrowed Funds” additionally represents interest and fees estimated to be accrued on our $   million in aggregate principal amount of our 5.25% convertible senior unsecured notes due 2019, which bear interest at an annual rate of 5.25%, payable semi-annually, and are convertible into shares of our common stock under certain circumstances, our $ million in aggregate principal amount of our 4.625% convertible senior unsecured notes due 2022, which bear interest at an annual rate of 4.625%, payable semi-annually, and are convertible into shares of our common stock under certain circumstances, and our $   million of committed leverage from the SBA, which SBA debentures, once drawn, bear an interim interest rate of LIBOR plus    basis points, are non-recourse and may be prepaid at any time without penalty, and assumes that the committed leverage from the SBA is fully drawn. When we borrow money or issue preferred stock, all of our interest and preferred stock dividend payments are indirectly borne by our common stockholders.

(8)
“Other Expenses” includes our estimated overhead expenses, including expenses of the Advisor reimbursable under the investment management agreement and of the Administrator reimbursable under the administration agreement except for certain administration overhead costs which are not currently contemplated to be charged to us. Such expense estimate, other than the Administrator expenses, is based on actual other expenses for the period ended    , 202 .

Example
The following example demonstrates the projected dollar amount of total cumulative expenses (including stockholder transaction expenses and annual expenses) that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above.
	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return resulting entirely from net investment income(1)
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return resulting entirely from net realized capital gains(2)
(1)	All incentive compensation (on both net investment income and net realized gains) is subject to a total return hurdle of 7%. Consequently, no incentive compensation would be incurred in this scenario.
(2)
All incentive compensation (on both net investment income and net realized gains) is subject to a total return hurdle of 7%. Consequently, no incentive compensation would be incurred in this scenario. Assumes no unrealized capital depreciation.

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. [There is no incentive compensation either on income or on capital gains under our investment management agreement assuming a 5% annual return and therefore it is not included in the example.] If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive compensation of a material amount, our distributions to our common stockholders and our expenses would likely be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend or distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.
Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to fees or expenses paid by “you,” the “Company,” or “us,” our common stockholders will indirectly bear such fees or expenses.
This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

RISK FACTORS
Risks Relating To The Offering
The market price of our common stock may decline following the offering and our shares of common stock may trade at discounts from net asset value.
Shares of closed-end investment companies frequently trade at a market price that is less than the net asset value that is attributable to those shares. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. It is not possible to predict whether any shares of common stock or rights will trade at, above, or below net asset value. The risk of loss associated with this characteristic of closed-end investment companies may be greater for investors expecting to sell shares of common stock purchased in the offering soon after the offering.
There is no established trading market for the rights, which could make it more difficult for you to sell rights and could adversely affect their price.
There can be no assurances that an active public market for the rights will develop as a result of the offering of the rights by any selling holder or that, if such a market develops, it will be maintained. [The rights will be listed on under the symbol “    “] Future trading prices of the rights will depend on many factors, including our operating results, the market for similar securities, the performance of our common stock (including the requirement that we suspend the offering under certain circumstances) and our ability to terminate the offering of the rights if the subscription price is less than    % of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC.
We may terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest.
We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than % of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If the rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]
Your interest in us may be diluted if you do not fully exercise your subscription rights. In addition, if the subscription price is less than our net asset value per share, then you would experience an immediate dilution of the aggregate net asset value of your shares.
Stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of the offering, own a smaller proportional interest in us than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offering.
In addition, if the subscription price is less than our net asset value per share, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offering. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the offering or what proportion of the shares will be purchased as a result of the offering. Such dilution could be substantial.
The fact that the rights are transferable may reduce the effects of any dilution as a result of the offering. Rights holders can transfer or sell their rights. The cash received from the sale of rights is partial compensation for any possible dilution. There can be no assurances, however, that a market for the rights will develop or the rights will have any value in that market.
[Insert any other risk factors applicable to the rights and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

THE RIGHTS OFFERING
Purpose Of The Offering
Our board of directors has determined in good faith that the offering would result in a net benefit to the existing stockholders because [describe reasons]. The offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below the then-current trading price without paying any commission or sales charges (although, if you exercise your rights through a financial institution, you will be responsible for paying any fees that such institution may charge). In connection with the approval of the offering, our board of directors considered, among other things, the following factors:
[Describe factors]
Terms Of The Offering
We are issuing to record date stockholders transferable rights to subscribe for an aggregate of up to shares of our common stock. Each record date stockholder is being issued one transferable right for each shares of our common stock owned on the record date. The rights entitle each holder to acquire at the subscription price one share of our common stock for every right held, which we refer to as the basic subscription. Rights may be exercised at any time during the subscription period, which commences on , 202 , the record date, and ends at 5:00 p.m., New York City time, on , 202 , the expiration date, which may be extended by us in our sole discretion.
The rights will be evidenced by subscription certificates that will be mailed to stockholders, except as discussed below under “-Foreign Stockholders.” We will not issue fractional rights.
[The rights are transferable and will be listed on under the symbol “    “] Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the basic subscription[, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below)]. Non-record date rights holders who purchase shares in the basic subscription[ or pursuant to the over-subscription privilege], together with record date stockholders who purchase shares, are hereinafter referred to as participating rights holders.
[Shares for which there is no subscription during the basic subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to the offering and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “-Over-Subscription Privilege” below.]
For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”) or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.
There is no minimum number of rights that must be exercised in order for the offering to close.
[Over-Subscription Privilege
Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:
Stockholder’s Record Date Position	x	Remaining Shares
Total Record Date Position of All Over-Subscribers
Any rights holder other than a record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate, in the subscription certificate submitted with respect to the exercise of any rights, how many shares they are willing to acquire pursuant to the over-subscription privilege. There can be no assurance that non-record date rights holders will receive shares pursuant to the over-subscription privilege.
If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date; provided, however, that if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:
Non-Record Date Rights Holder’s Rights Ownership as of the Expiration Date	x	Shares Available for Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege
Total Rights Ownership as of the Expiration Date of Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege
Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the basic subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner.
We will not offer or sell in connection with the offering any shares that are not subscribed for pursuant to the basic subscription or the over-subscription privilege.]
The Subscription Price
The subscription price for the shares to be issued pursuant to the offering will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to their basic subscription rights [and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege,] at the estimated subscription price of $    per share. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares or a notice of guaranteed delivery by the subscription agent.
Expiration Of The Offering
The offering will expire at 5:00 p.m., New York City time, on    , 202 , unless extended by us in our sole discretion. The rights will expire on the expiration date of the offering and may not be exercised thereafter.
Any extension of the offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Amendments And Waivers; Termination
We reserve the right to amend the terms and conditions of the offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment.
We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us. Alternative, conditional or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.
We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby if the subscription price is less than % of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the subscription agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate the offering and return your subscription payment. [In addition, no amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]
Dilutive Effects
Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. The amount of dilution that a stockholder will experience could be substantial. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial.
Shares of closed-end investment companies have in the past frequently traded at discounts to their net asset values. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below our net asset value.
[The transferable feature of the rights will afford non-participating stockholders the potential of receiving cash payment upon the sale of rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]
Information Agent
     will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $    plus reimbursement of all out-of-pocket expenses related to the offering. can be contacted at the below address:
[Information Agent Address]
Subscription Agent
will act as the subscription agent in connection with the offering. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $    , plus reimbursement of all out-of-pocket expenses related to the offering.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the basic subscription[ and pursuant to the over-subscription privilege] to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the offering. Facsimiles should be confirmed by telephone    at    . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the offering or by the close of business on the third business day after the expiration date of the offering following timely receipt of a notice of guaranteed delivery. See “-Payment for Shares” below. In this prospectus supplement and the accompanying prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.
Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:
Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only: (No Overnight/Express Mail)	BlackRock TCP Capital Corp. Rights Offering
[Subscription Agent Address]

By Overnight Delivery:
BlackRock TCP Capital Corp. Rights Offering
[Subscription Agent Address]
Delivery to an address other than one of the addresses listed above will not constitute valid delivery.
Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:
[Information Agent Address and Telephone Number]
Stockholders may also contact their broker-dealers or nominees for information with respect to the offering.
Methods For Exercising Rights
Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for all shares subscribed for in the basic subscription and pursuant to the over-subscription privilege at the estimated subscription price by the expiration date of the offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “-Payment for Shares”) at the offices of the subscription agent at one of the addresses set forth above.
[Exercise of the Over-Subscription Privilege
Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the initial subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all exercising rights holders participating in the over-subscription privilege may be reduced as described under “-Over-Subscription Privilege” above.]
Record Date Stockholders Whose Shares are Held by a Nominee
Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “-Payment for Shares” below.
Nominees
Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “-Payment for Shares” below.
All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful.
Foreign Stockholders
Stockholders whose record addresses are outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia) will receive written notice of the rights offering; however, subscription certificates will not be mailed to such stockholders. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights and such stockholders establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. In addition, such stockholders must take all other steps that are necessary to exercise their subscription rights on or prior to the date required for participation in the rights offering. If no instructions have been received by 5:00 p.m., New York City time, on    , 202 , three business days prior to the expiration date (or, if the offering is extended, on or before three business days prior to the extended expiration date), the subscription agent will transfer the rights of these stockholders to the dealer managers, who will either purchase the rights or use their best efforts to sell them. The net proceeds, if any, from the sale of those rights will be remitted to these stockholders. If those rights are not purchased or sold prior to the expiration of the rights offering, they will expire.
Payment For Shares
Participating rights holders may choose between the following methods of payment:
(1)
A participating rights holder may send the subscription certificate together with payment for the shares acquired in the basic subscription[ and any additional shares subscribed for pursuant to the over-subscription privilege] to the subscription agent based on the estimated subscription price of $   . To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)
A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act of 1934, as amended, to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full estimated subscription price of $   per share for the shares subscribed for in the basic subscription[ and any additional shares subscribed for pursuant to the over-subscription privilege] and (ii) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on   , 202  (or, if the offering is extended, by the close of business three business days after the extended expiration date).
Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares or a notice of guaranteed delivery by the subscription agent, except as provided above under “-Notice of Net Asset Value Decline.”
All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to     . The subscription agent will hold all funds received by it pending distribution to us after consummation of the rights offering. If the offering is terminated, we will promptly arrange for the refund, without interest, of all funds received from holders of rights.
The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.
On a date within business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (i) the number of shares purchased pursuant to the basic subscription; [(ii) the number of shares, if any, acquired pursuant to the over-subscription privilege; ] (iii) the per share and total purchase price for such shares; and (iv) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. If any participating rights holder, if eligible, exercises his or her right to acquire shares pursuant to the over-subscription privilege, any excess payment which would otherwise be refunded to him or her will be applied by us toward payment for shares acquired pursuant to the exercise of the over-subscription privilege. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.
Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the basic subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (i) find other participating rights holders who wish to subscribe for such subscribed and unpaid for shares; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the basic subscription and/or the over-subscription privilege; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed for shares.
We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

[Sale Of Rights
The Rights are Transferable until the Trading Day Immediately Preceding the Expiration Date
[The rights will be listed on under the symbol “    .” While we and the dealer managers will use our and their best efforts to ensure that an adequate trading market for the rights will exist, no assurance can be given that a market for the rights will develop. Trading in the rights on is expected to be conducted beginning on or about    , 202 . The rights are transferable and are expected to continue trading until and including    , 202  (or if the offering is extended, until the trading day immediately prior to the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.]
Sales through the Subscription Agent and the Dealer Managers
Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to a dealer manager. Subscription certificates representing the rights to be sold through or to a dealer manager must be received by the subscription agent on or before    , 202  (or if the offering is extended, until two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer managers either to purchase or to use their best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the selling dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer managers will be based upon the then current market price for the rights. The dealer managers will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the business day prior to the expiration date of the offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer managers will purchase or be able to complete the sale of any such rights, and neither we nor the dealer managers have guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.
Other Transfers
The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.
Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the offering for (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer managers shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise prior to the expiration date of the offering or sale prior to the day immediately preceding the expiration date of the offering (or, if the offering is extended, the extended expiration date).
Except for the fees charged by the subscription agent, information agent and dealer managers, which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes)

incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent, information agent or the dealer managers.
We anticipate that the rights will be eligible for transfer through, and that the exercise of the basic subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company or DTC.]
Delivery Of Stock Certificates
Stock certificates will not be issued for shares of our common stock offered in the offering. Stockholders who are record owners will have the shares they acquire credited to their account with our transfer agent. All future dividends paid on such shares will be reinvested into additional shares or paid in cash if you have made such an election in connection with our dividend reinvestment plan. Stockholders whose common stock are held by a nominee will have the shares they acquire credited to the account of such nominee holder.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE OFFERING
[Insert disclosure regarding material U.S. federal income tax considerations of the offering to the extent required to be disclosed by applicable law or regulation.]
ERISA CONSIDERATIONS
Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, which we refer to as ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.
Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.
ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.
DISTRIBUTION ARRANGEMENTS
   , each a broker-dealer and member of FINRA, will act as dealer managers for the offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer managers will provide financial advisory and marketing services in connection with the offering and will solicit the acquisition and/or exercise of rights by stockholders and others[ and participation in the over-subscription privilege]. The dealer managers may use this prospectus for any or all of such activities. The offering is not contingent upon any number of rights being exercised. We have agreed to pay the dealer managers a fee for their financial advisory, marketing and soliciting services equal to    % of the aggregate subscription price for shares issued pursuant to the offering. The dealer managers will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to    % of the subscription price per share for each share issued pursuant to the exercise of rights[and the over-subscription privilege] as a result of their soliciting efforts.
In addition, we have agreed to reimburse the dealer managers an aggregate amount up to $    for their expenses incurred in connection with the offering. We have agreed to indemnify the dealer managers and the soliciting dealers for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer managers will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance or gross negligence of such dealer manager or reckless disregard by such dealer manager of its obligations and duties under the dealer manager agreement.
[Insert principal business addresses of dealer managers.]
We have agreed, with certain exceptions, with the dealer managers that, for a period of days following the date of this prospectus, we will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with respect thereto without the prior written consent of . In addition, our executive officers, directors, members of our investment committee, the Advisor and certain of its affiliates have agreed, with certain exceptions, with the dealer managers that, for a period of days following the date of this prospectus, that they will not offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock without the prior written consent of     . However, those dealer managers may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.
The dealer managers and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to the Advisor and its affiliates and the Company or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the dealer managers or their affiliates may execute transactions with the Company or on behalf of the Company, the Advisor or any of our or its portfolio companies, affiliates and/or managed funds. In addition, the dealer managers or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to the Advisor or the Company and their affiliates and managed funds.
The dealer managers or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to the Advisor or the Company or any of the portfolio companies.
We may purchase securities of third parties from the dealer managers or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if-among other things-we identified securities that satisfied our investment needs and completed our due diligence review of such securities.
After the date of this prospectus supplement, the dealer managers and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the dealer managers and their affiliates in the ordinary course of its business and not in connection with the offering. In addition, after the expiration of the offering, the dealer managers or their affiliates may develop analyses or opinions related to the Advisor or the Company or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding the Company to our rightsholders or any other persons.
Prior to the expiration of the offering, the dealer managers may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices they set. The dealer managers may realize profits or losses independent of any fees described in this prospectus supplement and accompanying prospectus.
[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]
[Describe if dealer managers receiving proceeds of offering, if required by FINRA.]

USE OF PROCEEDS
Assuming shares of our common stock are sold at an estimated subscription price of $    , the net proceeds from this offering will be approximately $    million, after deducting dealer manager fees and other expenses of $    related to the offering payable by us. There can be no assurance that all of the rights will be exercised in full, and the subscription price will not be determined until the close of business on the expiration date.
[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION
The following table sets forth (1) our actual capitalization at    , 202  and (2) our capitalization on a pro forma basis giving effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $    , after deducting dealer manager fees and other expenses related to this offering payable by us. You should read this table together with “Use of Proceeds” in this prospectus supplement and the accompanying prospectus.
As of , 202_
	Actual	Pro forma
Assets:
Cash and cash equivalents	$	$
Investments
Other assets
Total assets	$	$
Liabilities:
SVCP Credit Facility(1)
2024 Notes
2026 Notes
TCPC Funding Facility II(1)
SBA Debentures
Unamortized debt issuance costs
Other liabilities
Total liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.001 per share; shares of common stock authorized; shares of common stock issued and outstanding, actual; shares of common stock issued and outstanding, pro forma
Paid-in capital in excess of par value
Accumulated net investment income
Accumulated net realized losses
Accumulated net unrealized depreciation
Non-controlling interest
Net assets applicable to common shareholders	$	$
Total capitalization	$	$
(1)	As of , 202 , our debt outstanding under the SVCP Credit Facility and the TCPC Funding Facility II was $ million and $ million, respectively.

DILUTION
As of    , 202 , our net asset value was $    million, or approximately $    per share. After giving effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $    per share, after deducting dealer manager fees and other expenses related to this offering payable by us, our pro forma net asset value would have been approximately $    million, or approximately $ per share, representing an immediate dilution of approximately $    per share to our existing stockholders.
The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $    per share, after deducting dealer manager fees and other expenses related to this offering payable by us:
As of , 202
	Actual	Pro Forma
Net asset value per common share	$	$
Months Ended , 202
	Actual	Pro Forma
Net increase in assets resulting from net investment income per common share	$	$
Net decrease in net assets resulting from operations per common share	$	$
Distributions per common share	$	$
(1)	Basic and diluted, weighted average number of shares outstanding is .
(2)
Assumes that on    , 202 , the beginning of the indicated period, (i) all rights were exercised at the estimated subscription price of $    per share and (ii) shares of our common stock were issued upon the exercise of such rights.

(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS
[Insert disclosure regarding federal income tax consequences of an investment in the rights to the extent required to be disclosed by applicable law or regulation.]

LEGAL MATTERS
Certain legal matters in connection with the securities offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by [Underwriters’ Counsel], [City, State].
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  is the independent registered public accounting firm for the Company.
ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our securities offered by this prospectus supplement. The registration statement contains additional information about us and the exercisable rights being registered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to describe the material terms thereof but are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.
We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. You may obtain free copies of this information and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. You may also inspect and copy these reports, proxy statements and other information, as well as the registration statement of which the accompanying prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.
No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.
See also “Additional Information” in the accompanying prospectus.

Up to     Shares of
Common Stock
Issuable Upon
Exercise of Rights to Subscribe for Such Shares
PROSPECTUS SUPPLEMENT

[Dealer Managers]
   , 202